Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE
Contact:
MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
262-377-2445	818-222-8330

D. KIRK EDWARDS JOINS RECOVERY ENERGY’S BOARD OF DIRECTORS

May 21, 2012 – Denver, CO – Recovery Energy, Inc. (NASDAQ: RECV), an independent oil exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announces the appointment of D. Kirk Edwards to the Company’s Board of Directors. His appointment brings the current Recovery Energy Board to five members, four of whom are independent outside directors.

“We welcome Kirk to our Board of Directors,” said Roger A. Parker, Chairman and CEO of Recovery Energy. “Kirk’s combined industry experience as an executive, successful entrepreneur and direct exploration and production expertise in the field as a petroleum engineer make him a valued addition to our board as we continue to develop the multiple horizon potential on our DJ Basin leasehold.”

Mr. Edwards is president of Odessa, Texas-based Las Colinas Energy Partners, LP, where he manages a diverse oil and gas royalty base, surface lands, and non-operated working interests in more than 9,000 wells located throughout the United States and the Gulf Coast of Mexico. He also serves as lead manager for Las Colinas Minerals, LP,  MacLondon Royalty Company, MacLondon Energy, LP, Alexis Energy, LP, and Noelle Land & Minerals LLC.

Mr. Edwards worked in various disciplines as a Petroleum Engineer including Field, Reservoir, and Drilling Engineer for Texaco, Inc. from 1981-1986. In 1987, he founded Odessa Exploration, Inc., an independent oil and gas company, which he sold to Key Energy Services, Inc. in 1993. He served as a director, executive vice president and in other capacities of Key Energy Services, currently one of the largest well servicing contractors in the U.S., until 2001.

Mr. Edwards is a past president of the Permian Basin Petroleum Association, and is a past director and former chairman of the board of the Federal Reserve Bank of Dallas’ El Paso Branch. Mr Edwards has served as a director and president of numerous professional, community and charitable organizations. Mr. Edwards received a Bachelor of Science degree in Chemical Engineering from the University of Texas at Austin in 1981, and is a registered Professional Engineer in the State of Texas.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds approximately 140,000 gross, 125,000 net acres. Recovery Energy’s focus is to grow its oil reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the Denver-Julesburg Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.